Exhibit 99.1

Independent Auditors’ Report

The Board of Directors

Performance Food Group Company

We have audited the accompanying combined balance sheets of the Fresh-cut Division of Performance Food Group Company (“PFG”) as of January 1, 2005 and January 3, 2004, and the related combined statements of earnings, PFG’s net investment, and cash flows for each of the years in the three-year period ended January 1, 2005. These combined financial statements are the responsibility of the Fresh-cut Division and PFG’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in notes 1 and 16 to the combined financial statements, a significant portion of the Company’s financing, as well as administration of certain insurance programs and other corporate functions are provided by PFG.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Fresh-cut Division of PFG as of January 1, 2005 and January 3, 2004, and the results of its operations and its cash flows for each of the years in the three-year period ended January 1, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/    KPMG

February 18, 2005

Fresh-cut Division of Performance Food Group Company

Combined Balance Sheets

(In thousands)	2004	2003
Assets
Current assets:
Cash	$4,477	$7,202
Accounts receivable, net (Note 16)	75,181	77,237
Inventories	27,816	27,910
Prepaid expenses and other current assets	5,623	10,291
Deferred income taxes	6,959	5,112

Total current assets	120,056	127,752
Property, plant and equipment, net	193,453	180,210
Goodwill, net	232,473	232,473
Other intangible assets, net	130,400	134,915
Other assets	2,262	1,251

Total assets	$678,644	$676,601

Liabilities and PFG’s Net Investment
Current liabilities:
Outstanding checks in excess of deposits	$24,130	$23,295
Current installments of long-term debt	275	482
Trade accounts payable	39,775	39,335
Accrued expenses	52,372	46,356
Due to PFG, net (Note 16)	4,129	3,792
Other current liabilities	2,708	2,388

Total current liabilities	123,389	115,648
Deferred income taxes	74,848	67,404
Long-term debt, excluding current installments	14,725	15,000
Loan payable to PFG, net (Note 16)	364,035	389,189

Total liabilities	576,997	587,241

PFG’s net investment	101,647	89,360

Total liabilities and PFG’s net investment	$678,644	$676,601

See accompanying notes to combined financial statements.

Fresh-cut Division of Performance Food Group Company

Combined Statements of Earnings

(In thousands)	2004	2003	2002
Net sales (Note 16)	$989,042	$933,371	$837,002
Cost of goods sold	746,139	699,445	606,385

Gross profit	242,903	233,926	230,617
Operating expenses	193,637	167,521	162,074
Corporate allocation (Note 16)	9,971	9,334	7,910

Operating profit	39,295	57,071	60,633

Other income (expense):
Interest expense (Note 16)	(19,688)	(19,057)	(20,545)
Other, net	572	1,527	437

Other expense, net	(19,116)	(17,530)	(20,108)

Earnings before income taxes	20,179	39,541	40,525
Income tax expense	7,892	16,140	16,045

Net earnings	$12,287	$23,401	$24,480

See accompanying notes to combined financial statements.

Fresh-cut Division of Performance Food Group Company

Combined Statements of PFG’s Net Investment

(In thousands)	PFG’s Net Investment
Balance at December 29, 2001	$41,839
Dividend to PFG (Note 16)	(360)
Net earnings	24,480

Balance at December 28, 2002	65,959
Net earnings	23,401

Balance at January 3, 2004	89,360
Net earnings	12,287

Balance at January 1, 2005	$101,647

See accompanying notes to combined financial statements.

Fresh-cut Division of Performance Food Group Company

Combined Statements of Cash Flows

(In thousands)	2004	2003	2002
Cash flows from operating activities:
Net earnings	$12,287	$23,401	$24,480
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	29,212	22,998	19,185
Amortization	4,491	4,525	4,531
Gain on sale of investment	—	(956)	—
Other	65	313	76
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	2,056	(8,755)	(9,418)
Decrease (increase) in inventories	95	(3,929)	(1,897)
Decrease (increase) in prepaid expenses and other	4,668	(378)	7,745
current assets
(Increase) decrease in other assets	(986)	3,781	(1,122)
Increase (decrease) in trade accounts payable	440	(1,627)	9,678
Increase in accrued expenses and other current liabilities	6,335	2,094	2,492
Increase (decrease) in deferred income taxes, net	5,597	307	(11,589)

Net cash provided by operating activities	64,260	41,774	44,161

Cash flows from investing activities:
Net cash paid for acquisitions	—	(11,032)	—
Purchases of property, plant and equipment	(42,836)	(55,846)	(36,871)
Proceeds from sale of investment	—	4,500	—
Proceeds from sale of property, plant and equipment	315	133	86
Cash paid for intangibles	—	—	(501)

Net cash used in investing activities	(42,521)	(62,245)	(37,286)

Cash flows from financing activities:
Increase (decrease) in outstanding checks in excess of deposits	835	(3,933)	9,527
Net (payments on) proceeds from amounts owed to PFG	(24,817)	26,671	(16,591)
Principal payment on capital leases	(227)	(729)	(777)
Principal payments on long-term debt	(255)	(255)	(245)
Dividend paid to PFG (Note 16)	—	—	(360)

Net cash (used in) provided by financing activities	(24,464)	21,754	(8,446)

Net (decrease) increase in cash	(2,725)	1,283	(1,571)
Cash, beginning of year	7,202	5,919	7,490

Cash, end of year	$4,477	$7,202	$5,919

See accompanying notes to combined financial statements.

Fresh-cut Division of Performance Food Group Company

NOTES TO COMBINED FINANCIAL STATEMENTS

1. Description of Business

The combined financial statements and notes thereto represent a carve-out financial statement presentation of the businesses comprising Performance Food Group Company’s (“PFG’s”) fresh-cut produce business (the “Company” or “Fresh Express”) and are not intended to be a complete presentation of the financial position, results of operations and cash flows of Fresh Express on a stand-alone basis. The combined financial statements are presented as if the Company existed as a separate entity from the remaining businesses of PFG during the periods presented. The allocations and estimates included in the combined financial statements are determined using the methodologies described in Note 16. The term “affiliates” refers to other subsidiaries of PFG that are not part of the Company. The Company is comprised of the following wholly owned subsidiaries of PFG: Fresh International Corp. and subsidiaries (collectively “Fresh International”), Fresh Advantage, Inc. and Redi-Cut Foods, Inc. and its affiliates, Kansas City Salad, L.L.C. and K.C. Salad Real Estate, L.L.C. (collectively, “Redi-Cut”).

The accompanying financial statements include the historical operations of certain subsidiaries of PFG. In this context, no direct ownership existed among the various units comprising Fresh Express; accordingly, PFG’s net investment in Fresh Express is shown in lieu of common shareholder’s equity in the combined financial statements. The combined financial statements included herein have been prepared from PFG’s historical accounting records.

The fiscal years ended January 1, 2005, January 3, 2004 and December 28, 2002 are referred to herein as the years ended 2004, 2003 and 2002, respectively. The Company uses a 52/53-week fiscal year ending on the Saturday closest to December 31. Consequently, the Company periodically has a 53-week fiscal year. The Company’s 2004 and 2002 fiscal years were 52-week fiscal years. The Company’s 2003 fiscal year was a 53-week fiscal year.

2. Summary of Significant Accounting Policies

Principles of Combination

The combined financial statements include the combined accounts of the Company. PFG allocates the purchase price of companies acquired to those particular companies. The purchase price is pushed down to the acquired company and any excess purchase price is recorded as goodwill, with a corresponding increase to either the loan payable to PFG or to PFG’s net investment. All significant inter-division balances and transactions within Fresh Express have been eliminated.

Use of Estimates

The preparation of the combined financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the Company’s combined financial statements and notes thereto. The most significant estimates used by management are related to the accounting for the allowance for doubtful accounts, reserve for inventories, goodwill and other intangible assets, reserves for self-insured insurance claims, sales incentives, bonus accruals, depreciation, amortization, income taxes and amounts allocated by PFG. Actual results could differ from these estimates.

Accounts Receivable

Accounts receivable represent receivables from customers in the ordinary course of business, are recorded at the invoiced amount and do not bear interest. Receivables are recorded net of the allowance for doubtful accounts

Fresh-cut Division of Performance Food Group Company

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

in the accompanying combined balance sheets. The Company evaluates the collectibility of its accounts receivable based on a combination of factors. Fresh Express regularly analyzes its significant customer accounts, and when it becomes aware of a specific customer’s inability to meet its financial obligations to the Company, such as in the case of bankruptcy filings or deterioration in the customer’s operating results or financial position, the Company records a specific reserve for bad debt to reduce the related receivable to the amount it reasonably believes is collectible. The Company also records reserves for bad debt for other customers based on a variety of factors, including the length of time the receivables are past due, the financial health of the customer, macroeconomic considerations and historical experience. If circumstances related to specific customers change, the Company’s estimates of the recoverability of receivables could be further adjusted. The Company also has reserves for sales adjustments, which are recorded as a reduction of sales. At January 1, 2005 and January 3, 2004, the Company’s allowance for doubtful accounts, including the reserve for sales adjustments, was $2.3 million and $3.1 million, respectively.

Inventories

Inventories are valued at the lower of first-in, first-out cost or market. Growing crops include advances to growers for crop costs such as direct labor, materials, seed and farming overhead applicable to unharvested acreage. Finished goods include the cost of raw materials, labor, processing costs and production overhead. The Company maintains reserves for slow-moving, excess and obsolete inventories based upon inventory category, inventory age, specifically identified items and overall economic conditions.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation of property, plant and equipment is calculated primarily using the straight-line method over the estimated useful lives of the assets, which range from three to 39 years.

When assets are retired or otherwise disposed of, the costs and related accumulated depreciation are removed from the accounts. The difference between the net book value of the asset and proceeds from disposition is recognized as a gain or loss. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

Goodwill and Other Intangible Assets

Goodwill and other intangible assets include the cost of acquired companies in excess of the fair value of the tangible net assets recorded in conjunction with acquisitions. Other intangible assets include customer relationships, trade names, trademarks, patents, deferred financing costs and non-compete agreements. Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, requires the Company to assess goodwill and other intangible assets with indefinite lives for impairment annually, or more often if other circumstances indicate. If impaired, the assets are written down to their fair values. To perform these assessments, the Company compared the net assets individually to the discounted expected future operating cash flows. Based on the Company’s assessments at January 1, 2005 and January 3, 2004, no impairment loss was recorded.

In accordance with SFAS No. 142, the Company does not amortize goodwill and other intangible assets with indefinite lives. Intangible assets with definite lives are carried at cost less accumulated amortization. Amortization is computed over the estimated useful lives of the respective assets, generally five to 40 years.

Fresh-cut Division of Performance Food Group Company

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Impairment of Long-Lived Assets

Long-lived assets held and used by the Company are tested for recoverability whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the Company compares the carrying value of the asset or asset group to the estimated, undiscounted future cash flows expected to be generated by the long-lived asset or asset group, as required by SFAS No. 144, Accounting for the Impairment or Disposal of Long-lived Assets.

Insurance Programs

The Company participates in PFG’s insurance programs. PFG maintains a self-insured program covering portions of general and vehicle liability, workers’ compensation and group medical insurance. The amounts in excess of the self-insured levels are fully insured, subject to certain limitations and exclusions. PFG accrues its estimated liability for these self-insured programs, including an estimate for incurred but not reported claims, based on known claims and past claims history of all PFG’s affiliates and the Company. See Note 16 for additional information on PFG’s methodology and allocation of insurance costs and reserves to the Company.

Revenue Recognition

Sales are recognized and ownership risk transfers upon the delivery of goods to the customer. Sales allowances are recorded as reductions of sales.

Sales Incentives

The Company offers sales incentives and promotions to its customers (resellers) and to consumers. These incentives primarily include volume and growth rebates, exclusivity and placement fees (fees paid to retailers for product display), consumer coupons and promotional discounts. The Company follows the requirements of the Financial Accounting Standards Board’s (“FASB’s”) Emerging Issues Task Force (“EITF”) No. 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products). Consideration given to customers and consumers related to sales incentives is recorded as a reduction of sales. Changes in the estimated amount of incentives to be paid are treated as changes in estimates and are recognized in the period of change.

The cost of volume and growth rebates and exclusivity and placement fees is systematically and rationally allocated to each of the underlying revenue transactions that resulted in progress by the customer toward earning the incentives. If the Company cannot reasonably estimate the amount of future incentives, the Company records the maximum potential amount. The Company uses a customer’s purchasing volume and other factors to assist in estimating the total incentives to be paid, if any. The cost of consumer coupons is recorded at the date the coupon is offered or the date the Company recognizes the related revenue. The amount recorded is based on the estimated amount of refunds or rebates that will be redeemed by consumers. The Company primarily uses historical coupon redemption data and forecasted sales volumes to estimate the amount to be redeemed. If the Company cannot reasonably and reliably estimate this amount, the Company records the maximum potential amount. Promotional discounts are primarily recorded as a reduction to the customer’s invoice for goods purchased based on an underlying agreement with the customer.

Cost of Goods Sold

Cost of goods sold includes amounts paid to vendors and growers for raw materials and supplies, plus the cost of transportation necessary to bring the products to the Company’s facilities. Cost of goods sold also includes direct processing costs and an allocation of indirect costs related to the Company’s produce-processing operations.

Fresh-cut Division of Performance Food Group Company

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Operating Expenses

Operating expenses include warehouse, delivery, selling and administrative expenses, which include occupancy, insurance, depreciation, amortization, salaries and wages and employee benefits expenses that are not directly or indirectly related to the Company’s produce-processing operations.

Advertising Costs

The Company expenses advertising costs when incurred. Advertising expense was $14.4 million, $6.8 million and $6.0 million in 2004, 2003 and 2002, respectively.

Shipping and Handling Fees and Costs

Shipping and handling fees billed to customers are included in net sales. Shipping and handling costs of $58.2 million, $53.5 million and $48.4 million in 2004, 2003 and 2002, respectively, are recorded in operating expenses in the combined statements of earnings.

Stock-Based Compensation

The Company’s associates participate in PFG’s stock-based employee compensation plans, which are described in Note 12. PFG accounts for these plans under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. Accordingly, no stock-based employee compensation cost was reflected in net earnings in the combined statements of earnings for 2004, 2003 and 2002. The fair value of each option was estimated at the grant date using the Black-Scholes option-pricing model with PFG’s assumptions described in Note 12. The following table illustrates the effect on net earnings of the Company as if PFG had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	2004	2003	2002
Net earnings, as reported	$12,287	$23,401	$24,480
Deduct: Total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effects(a)	(2,484)	(1,818)	(1,178)

Pro forma net earnings	$9,803	$21,583	$23,302

(a)	The stock-based compensation expense was calculated using PFG’s effective tax rate of 37.9%, 38.0% and 37.5% in 2004, 2003 and 2002, respectively.

Income Taxes

The Company follows SFAS No. 109, Accounting for Income Taxes, which requires the use of the asset and liability method of accounting for deferred income taxes. Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts. Future tax benefits, including net operating loss carryforwards, are recognized to the extent that realization of such benefits is more likely than not. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company is included in the consolidated federal and certain unitary, consolidated and combined state income tax returns filed by PFG. The Company’s tax provision has been determined as if the Company were filing on a stand-alone basis separate from PFG. Tax payments and refunds include those directly attributable to Fresh Express’ legal entities, as well as an allocation of consolidated estimated payments based on payments the

Fresh-cut Division of Performance Food Group Company

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Company would have been required to make on a stand-alone basis. Tax benefits that cannot be used by the Company on a stand-alone basis, but can be utilized on a consolidated basis, are allocated to the Company.

Recently Issued Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an Amendment of ARB No. 43, Chapter 4. SFAS No. 151 requires that handling costs and waste material (spoilage) be recognized as current-period charges regardless of whether they meet the previous requirement of being abnormal. In addition, this Statement requires that allocations of fixed overhead to the cost of inventory be based on the normal capacity of the production facilities. SFAS No. 151 will be effective at the start of the Company’s 2006 fiscal year; however, the Company does not expect it will have a material impact on its combined financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment. SFAS No. 123R supercedes Accounting Principles Bulletin (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. SFAS No. 123R establishes standards for the accounting for transactions in which an entity issues equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS No. 123R requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. SFAS No. 123R establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement method in accounting for share-based payment transactions with employees except for equity instruments held by employee share ownership plans. The Company will adopt SFAS No. 123R in its third fiscal quarter of 2005. The Company anticipates the adoption of this standard will have a material impact on its combined financial position and results of operations (see above for current pro forma stock compensation expense disclosure requirements).

Reclassifications

Certain prior years’ amounts have been reclassified to conform to the current year’s presentation.

3. Business Combinations

In 2003, the Company paid $11.0 million to the former shareholders of Fresh International. These payments were for certain contractual obligations and associated taxes related to the purchase of Fresh International in 2001. The Company recorded these payments as additional purchase price, with corresponding increases in goodwill.

In connection with the acquisition of Fresh International in 2001, the Company adopted a plan for integration of the business. The Company originally established an accrual of $8.9 million as part of the initial allocation of the purchase price of Fresh International to provide for certain costs of this plan. The plan was to combine the Franklin Park, Illinois and the Chicago, Illinois, processing plants into one facility, convert the Greencastle, Pennsylvania, and the Chicago facilities into distribution centers, dispose of certain processing equipment at the Chicago and Greencastle plants and eliminate approximately 500 processing-related jobs at the affected facilities.

(In thousands)	Workforce Reduction	Consolidation of Facilities and Other Charges	Total
Initial accrual	$4,025	$4,825	$8,850
Accrual adjustments	(1,382)	(3,403)	(4,785)
Cash payments	(2,643)	(1,422)	(4,065)

Balance at January 3, 2004 and January 1, 2005	$—	$—	$—

Fresh-cut Division of Performance Food Group Company

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

In 2002, the Company reduced its accrual for the integration plan by $2.6 million, with a corresponding decrease in goodwill. These adjustments were primarily due to the Company’s finalization of the Greencastle and Chicago integration plans. In addition, the Company decided not to dispose of certain leased office buildings in Salinas, California, as originally planned. In the first quarter of 2003, the Company converted the Greencastle facility into a distribution center and eliminated approximately 300 processing-related jobs at that facility. In the second quarter of 2003, the Company decided not to convert the Chicago facility into a distribution center and will continue to use it for processing. Therefore, in the second quarter of 2003, the Company reduced its accrual for the integration plan by an additional $2.2 million, with a corresponding decrease in goodwill. In the third quarter of 2003, the Company completed the integration plan. Through January 3, 2004, $2.6 million of employee separation costs and $1.4 million of professional fees, lease and related costs and dismantling costs have been charged against the accrual.

4. Goodwill and Other Intangible Assets

The following table presents details of the Company’s intangible assets as of January 1, 2005 and January 3, 2004:

	2004			2003
(In thousands)	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Intangible assets with definite lives:
Customer relationships	$78,400	$12,955	$65,445	$78,400	$9,141	$69,259
Trade names and trademarks	16,500	1,703	14,797	16,500	1,243	15,257
Deferred financing costs	380	100	280	380	75	305
Non-compete agreements	1,080	969	111	1,080	788	292
Patents	350	83	267	350	48	302

Total intangible assets with definite lives	$96,710	$15,810	$80,900	$96,710	$11,295	$85,415

Intangible assets with indefinite lives:
Goodwill*	$235,965	$3,492	$232,473	$235,965	$3,492	$232,473
Trade names	49,500	—	49,500	49,500	—	49,500

Total intangible assets with indefinite lives	$285,465	$3,492	$281,973	$285,465	$3,492	$281,973

*	Amortization was recorded prior to the Company’s adoption of SFAS No. 142.

The Company recorded amortization expense of $4.5 million in 2004, 2003 and 2002. The estimated future amortization expense on intangible assets as of January 1, 2005 is as follows:

(In thousands)
2005	$4,469
2006	4,347
2007	4,358
2008	4,320
2009	4,317
Thereafter	59,089

Total amortization expense	$80,900

Fresh-cut Division of Performance Food Group Company

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The following table presents the changes in the net carrying amount of goodwill during 2004 and 2003:

(In thousands)
Balance as of December 28, 2002	$218,314
Purchase accounting adjustments	11,032
Reclassification from other intangible assets	3,127

Balance as of January 3, 2004 and January 1, 2005	$232,473

In 2003, the Company recorded an adjustment to goodwill of $11.0 million related to payments to the former shareholders of Fresh International for certain contractual obligations and associated taxes related to PFG’s purchase of Fresh International in 2001 (see Note 3). In 2003, the Company also adjusted goodwill by $3.1 million, net, for deferred taxes and other purchase price allocation adjustments related to the acquisition of Fresh International.

5. Concentration of Sales and Credit Risk

Three of the Company’s customers, Yum! Brands, Inc. (“Yum! Brands”), McDonald’s Corporation (“McDonald’s”) and Wal*Mart Stores Inc. (“Wal*Mart”) account for a significant portion of the Company’s combined net sales. Net sales to Yum! Brands accounted for approximately 10%, 11% and 12% of combined net sales in 2004, 2003 and 2002, respectively. Net sales to McDonald’s accounted for approximately 10% of combined net sales in both 2004 and 2003 and less than 10% of net sales in 2002. Net sales to Wal*Mart accounted for approximately 10% of combined net sales in 2004 and less than 10% of net sales in both 2003 and 2002. At January 1, 2005, accounts receivable from two customers each represented more than 10% of the Company’s combined gross accounts receivable. At January 3, 2004, no accounts receivable from a single customer represented more than 10% of the Company’s combined gross accounts receivable.

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company’s customer base includes a large number of food retailers, foodservice distributors, operators and quick-service restaurants. The credit risk associated with accounts receivable is mitigated by the Perishable Agricultural Commodities Act (“PACA”). PACA provides a means of enforcing contracts in the marketing of fresh and frozen fruits and vegetables by providing continuing security interests in the proceeds from the sale of fresh and frozen fruits and vegetables. Accounts receivable identified as potentially uncollectible or as possible bankruptcies are referred to legal counsel so that they can take steps to protect the Company’s interest.

At January 1, 2005, the Company had approximately 4,000 full-time employees, including approximately 400 in management, administration, marketing and sales and the remainder in operations. As of January 1, 2005, the Company had entered into four union or collective bargaining units, which represented approximately 1,600 of our employees, substantially all of which expire during 2005.

Fresh-cut Division of Performance Food Group Company

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

6. Inventories

The following table provides details of inventories as of January 1, 2005 and January 3, 2004:

(In thousands)	2004	2003
Growing crops(1)	$12,489	$12,921
Packaging and supplies	7,825	7,904
Raw materials	4,466	4,401
Finished goods	3,036	2,684

Inventories	$27,816	$27,910

(1)	Included within growing crops are advances to growers for crop costs.

7. Property, Plant and Equipment

Property, plant and equipment as of January 1, 2005 and January 3, 2004 consisted of the following:

(In thousands)	2004	2003	Range of Lives
Land	$23,560	$23,560
Buildings and building improvements	75,793	62,320	15 – 39 years
Transportation equipment	6,954	6,196	7 – 12 years
Warehouse and plant equipment	142,818	111,551	3 – 10 years
Office equipment, furniture and fixtures	18,162	12,940	3 – 10 years
Leasehold improvements	8,027	7,104	Lease term
Construction-in-process	10,206	20,438

	285,520	244,109
Less: accumulated depreciation and amortization	(92,067)	(63,899)

Property plant and equipment, net	$193,453	$180,210

8. Long-term Debt

Long-term debt as of January 1, 2005 and January 3, 2004, excluding amounts included within loan payable to PFG (see Note 16), consisted of the following:

(In thousands)	2004	2003
Industrial Revenue Bonds	$15,000	$15,265
Capital leases	—	217

Total long-term debt	15,000	15,482
Less: current installments	(275)	(482)

Long-term debt, excluding current installments	$14,725	$15,000

Industrial Revenue Bonds

In November 1999, Redi-Cut issued Tax Exempt Multi-Modal Industrial Development Revenue Bonds. The proceeds from the sale of these bonds, totaling $7.0 million, were used to finance the acquisition, construction, installation and equipment of Redi-Cut’s fresh-cut produce processing facility in Kansas City, Missouri. Interest on these bonds is payable monthly. The bonds have annual mandatory redemptions through 2020. At January 1,

Fresh-cut Division of Performance Food Group Company

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

2005, the Company had $6.0 million outstanding under these bonds. Interest on the bonds adjusts weekly and was 2.12% per annum at January 1, 2005. The bonds are secured by a letter of credit issued by a commercial bank. The letter of credit is guaranteed by PFG.

In March 1999, one of the Company’s subsidiaries issued $9.0 million of tax-exempt industrial revenue bonds to finance the construction of a produce-processing facility. In January 2001, these bonds were refinanced with the proceeds of $9.0 million taxable revenue bonds in order to free the Company from certain restrictive covenants applicable to the subsidiary that issued the tax-exempt bonds. Like the tax-exempt bonds, these taxable bonds bear interest at a rate determined weekly by the remarketing agent for the bonds, are secured by a letter of credit issued by a commercial bank and mature in March 2019. The letter of credit is guaranteed by PFG. The interest rate for these bonds was 2.47% per annum at January 1, 2005.

The Company is party to a tax incentive program with Clayton County, Georgia (“Clayton County”) in exchange for title to all of the real and personal property at one of its facilities. At the Company’s election it may re-obtain title to the real and personal property by paying Clayton County a nominal fee ($10 dollars).

At January 1, 2005, future payments due under the Company’s long-term debt (excluding loan payable to PFG) totaled $15.0 million: $275,000 in 2005; $285,000 in 2006; $300,000 in 2007; $310,000 in 2008; $320,000 in 2009; and $13.5 million thereafter.

9. Fair Value of Financial Instruments

The carrying value of cash, accounts receivable, outstanding checks in excess of deposits, trade accounts payable, accrued expenses and other current assets and liabilities approximate their fair values due to the relatively short maturities of those instruments. The carrying values of the Company’s floating-rate long-term debt, including the loan payable to PFG approximate fair values due to the variable nature of their interest rates.

10. Leases

The Company leases various warehouse and office facilities and certain equipment under long-term operating lease agreements that expire at various dates. At January 1, 2005, the Company is obligated under non-cancelable operating lease agreements to make future minimum lease payments as follows:

(In thousands)
2005	$11,799
2006	8,542
2007	4,943
2008	3,312
2009	2,589
Thereafter	19,550

Total minimum lease payments	$50,735

Total rent expense for operating leases in 2004, 2003 and 2002 was $16.1 million, $15.9 million and $16.1 million, respectively. Sublease rental income, which the Company records as an offset to operating expenses in its combined statements of earnings, was $6.0 million, $6.6 million and $7.0 million in 2004, 2003 and 2002, respectively. As of January 1, 2005, future minimum rental income under non-cancelable subleases totaled $8.0 million: $4.6 million in 2005; $2.4 million in 2006; $702,000 in 2007; $174,000 in 2008 and $133,000 in 2009. These future minimum rental income amounts are not included in the above table of future minimum lease payments.

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

One of the Company’s processing/distribution facilities was included in a master operating lease facility of PFG. In September 2002, the lessor sold this processing/distribution center to a third party unaffiliated with the Company. The Company concurrently entered into an operating lease with that unaffiliated third party for this processing/distribution center. The operating lease has an initial term of 22 years, plus five renewal options of five years each. These lease payments are included in the above table of future minimum lease payments.

11. Income Taxes

Income tax expense consisted of the following:

(In thousands)	2004	2003	2002
Current:
Federal	$2,413	$9,495	$4,724
State	(118)	855	509

	2,295	10,350	5,233

Deferred:
Federal	4,368	3,643	9,358
State	1,229	2,147	1,454

	5,597	5,790	10,812

Total income tax expense	$7,892	$16,140	$16,045

The Company’s effective income tax rates for 2004, 2003 and 2002 were 39.1%, 40.8% and 39.6%, respectively. Actual income tax expense differs from the amount computed by applying the applicable U.S. federal corporate income tax rate of 35% to earnings before income taxes as follows:

(In thousands)	2004	2003	2002
Federal income taxes computed at statutory rate	$7,063	$13,839	$14,184
Increase in income taxes resulting from:
State income taxes, net of federal income tax benefit	721	1,952	1,276
Non-deductible expenses	214	319	268
Other, net	(106)	30	317

Total income tax expense	$7,892	$16,140	$16,045

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Deferred income taxes are recorded based upon the tax effects of differences between the financial statement and tax bases of assets and liabilities and available tax loss and credit carryforwards. Temporary differences and carryforwards that created deferred tax assets and liabilities at January 1, 2005 and January 3, 2004 were as follows:

(In thousands)	2004	2003
Deferred tax assets:
Allowance for doubtful accounts	$114	$489
Inventories	436	158
Accrued employee benefits	2,180	2,305
Self-insurance reserves	5,675	3,261
Property, plant and equipment	1,039	1,950
State net operating loss carryforwards	1,028	1,170
State tax credit carryforwards	633	1,028
Other accrued expenses	1,037	2,950

Total deferred tax assets	12,142	13,311

Deferred tax liabilities:
Property, plant and equipment	26,488	21,269
Basis difference in intangible assets	51,020	50,283
Prepaid expenses	2,079	3,137
Deferred income	—	254
Other	444	660

Total deferred tax liabilities	80,031	75,603

Net deferred tax liability	$67,889	$62,292

The net deferred tax liability is presented in the January 1, 2005 and January 3, 2004 combined balance sheets as follows:

(In thousands)	2004	2003
Current deferred tax asset	$6,959	$5,112
Non-current deferred tax liability	74,848	67,404

Net deferred tax liability	$67,889	$62,292

The state net operating loss carryforwards expire in years 2005 through 2023. The state tax credit carryforwards expire in years 2010 through 2012, except for the California Research Credit, which has no expiration. The Company believes its deferred tax assets will more likely than not be realized. In 2004, the Company recorded a valuation allowance against state net operating loss carryforwards of approximately $61,000.

12. Stock Compensation Plans

The Company’s associates participate in PFG’s stock-based employee compensation plans. These plans are administered entirely by PFG. PFG accounts for these plans under the recognition and measurement principles of APB No. 25. Accordingly, no stock-based compensation cost was reflected in net earnings in the combined statements of earnings for 2004, 2003 and 2002. Note 2 presents the Company’s net earnings had compensation expense for those plans been determined based on the fair value of the option at the grant date, consistent with SFAS No. 123.

Fresh-cut Division of Performance Food Group Company

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Stock Option and Incentive Plans

In 2003, PFG’s 2003 Equity Incentive Plan (the “2003 Plan”) was approved by the shareholders of PFG. The 2003 Plan replaced the 1993 Plan described below. The 2003 Plan provides for the award of shares of common stock to officers, key employees and consultants of the Company. Awards under the 2003 Plan may be in the form of stock options, stock appreciation rights, restricted stock, deferred stock, stock purchase rights or other stock-based awards. Stock options granted under the 2003 Plan have an exercise price equal to the market price of PFG’s common stock at the grant date. The stock options granted under the 2003 Plan have terms of 10 years and vest four years from the date of grant, subject to certain other conditions specified in the plan document. Options granted to the Company’s associates under the 2003 Plan totaled 226,400 and 2,000 in 2004 and 2003, respectively, all of which are outstanding, 15,000 of which are exercisable at January 1, 2005. PFG has not made other types of grants of common stock or related rights under the 2003 Plan.

PFG’s 1993 Employee Stock Incentive Plan (the “1993 Plan”) provided for the award of up to 5,650,000 shares of its common stock to officers, key employees and consultants of PFG. As discussed above, effective in 2003, the 1993 Plan was replaced by the 2003 Plan. Stock options granted under the 1993 Plan have an exercise price equal to the market price of PFG’s common stock at the grant date. Stock options granted under the 1993 Plan have terms of 10 years and vest four years from the date of grant, subject to certain other conditions specified in the plan document. Stock options granted to the Company’s associates under the 1993 Plan totaled 214,000 and 100,500 in 2003 and 2002, respectively. At January 1, 2005, there were 570,850 options outstanding held by the Company’s associates under the 1993 Plan, of which 164,100 were exercisable.

A summary of the Company’s stock option activity and related information under PFG's stock option plans for 2004, 2003 and 2002 is as follows:

	2004		2003		2002
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding at beginning of year	765,060	$25.57	659,083	$22.56	579,209	$19.95
Granted(a)	226,400	34.32	216,000	31.69	100,500	36.29
Exercised	(139,510)	13.44	(32,266)	8.77	(9,026)	5.48
Canceled	(52,700)	25.72	(77,757)	24.00	(11,600)	24.45

Outstanding at end of year	799,250	$30.16	765,060	$25.57	659,083	$22.56

Options exercisable at end of year	179,100	$23.60	82,410	$9.32	93,608	$8.08

Weighted-average fair value of options granted during the year		$15.92		$14.41		$17.46

(a)	Options granted in 2004 included 215,400 options related to an annual grant and 11,000 other options. Options granted in 2003 included 211,500 options related to an annual grant and 4,500 other options. Options granted in 2002 included 92,500 options related to an annual grant and 8,000 other options.

In determining the fair value of each option at grant date, the Company used PFG’s Black-Scholes option pricing method assumptions. The following weighted average assumptions were used for all stock option plan grants in 2004, 2003 and 2002, respectively: risk-free interest rates of 3.21%, 2.97% and 3.40%; expected volatilities of 41.6%, 42.8% and 43.8%; expected option lives of 6.5 years, 6.0 years and 6.6 years for 2004, 2003 and 2002, respectively; and no expected dividend yields in any year.

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The following table summarizes information about the Company’s associates’ stock options outstanding at January 1, 2005:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at Jan. 1, 2005	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Exercisable at Jan. 1, 2005	Weighted- Average Exercise Price
$7.25 – 17.44	47,700	3.89	$10.51	47,700	$10.51
23.57 – 28.48	250,600	6.80	27.18	88,400	25.62
31.62 – 32.05	203,500	9.01	31.63	15,000	31.62
34.18	215,400	9.25	34.18	15,000	34.18
34.40 – 39.00	82,050	8.09	36.55	13,000	36.45

$7.25 – 39.00	799,250	7.98	$30.16	179,100	$23.60

Employee Stock Purchase Plan

The Company’s associates also participate in PFG’s Employee Stock Purchase Plan (the “Stock Purchase Plan”), which permits eligible employees to invest, through periodic payroll deductions, in PFG’s common stock at 85% of the lesser of the market price or the average market price, as detailed in the plan document. PFG is authorized to issue 1,725,000 shares under the Stock Purchase Plan. Purchases under the Stock Purchase Plan are made twice a year, on January 15 and July 15. The Company’s associates purchased approximately 63,000, 65,000 and 42,000 shares under the Stock Purchase Plan in 2004, 2003 and 2002, respectively. At January 14, 2005, the Company’s associates had subscriptions outstanding for approximately 40,000 shares at $20.54 per share under the Stock Purchase Plan. The grant date weighted-average fair value of each option to purchase under the Stock Purchase Plan, based on PFG’s common stock, was estimated to be $5.43, $7.21 and $5.62 in 2004, 2003, and 2002, respectively.

13. Retirement Plans

The Company’s associates participate in PFG’s Employee Savings and Stock Ownership Plan (the “Savings Plan”). At January 1, 2005, the Savings Plan consists of three components: a leveraged employee stock ownership plan (the “ESOP”), a defined contribution plan covering substantially all full-time employees (the “401(k) Plan”) and a profit sharing plan (the “Profit Sharing Plan”).

In 1988, the ESOP acquired 3,642,796 shares of PFG’s common stock from existing shareholders, financed with assets transferred from predecessor plans and the proceeds of a note payable to a commercial bank (the “ESOP Loan”). During 2003, PFG made its final loan payment on the 15-year ESOP Loan and the final allocation of shares were released from the trust. The ESOP will continue to maintain participant balances. ESOP expense recognized by the Company was equal to its allocated portion of the principal of the required loan payments. The Company’s allocated portion of interest on the ESOP Loan was recorded as interest expense. The Company contributed approximately $144,000 and $234,000 to the ESOP Loan in 2003 and 2002, respectively. These amount included interest expense on the ESOP Loan of $2,000 and $22,000 in 2003 and 2002, respectively, which are recorded in the combined statements of earnings.

Employees participating in the 401(k) Plan may elect to contribute between 1% and 50% of their qualified compensation, up to a maximum dollar amount as specified by the provisions of the Internal Revenue Code. In 2004 and 2003, the Company matched employee contributions as follows: 200% of the first 1%, 100% of the next 1% and 50% of the next 2%, for a total match of 4%. A portion of this match, 50% of the first 1% of

Fresh-cut Division of Performance Food Group Company

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

employee contributions, was made by PFG in shares of its common stock instead of cash. In 2002, the Company matched employee contributions as follows: 150% of the first 1%, 100% of the next 1% and 50% of the next 2%, for a total match of 3.5%. Matching contributions by the Company totaled $2.5 million, $1.9 million and $1.7 million in 2004, 2003 and 2002, respectively. The Company, at the discretion of the board of directors of PFG, may make additional contributions to the 401(k) Plan. The Company made no discretionary contributions under the 401(k) Plan in 2004, 2003 or 2002.

Effective January 1, 2004, the Profit Sharing Plan was added to the Savings Plan. PFG will contribute to the Profit Sharing Plan based on its performance. The Profit Sharing Plan’s requirements for eligibility, allocation methodology and vesting requirements are structured similar to the ESOP. The contributions are completely at the discretion of PFG and will be made in PFG’s common stock. The Company’s 2004 contribution of approximately $316,000 is recorded in the 2004 combined statement of earnings.

14. Supplemental Cash Flow Information

Supplemental disclosures of cash flow information for 2004, 2003 and 2002 are as follows:

(In thousands)	2004	2003	2002
Interest paid	$19,705	$18,663	$20,635

Income taxes paid to PFG	$6,078	$12,333	$8,885

Reduction to Fresh International integration accrual	—	$2,200	$2,585

15. Commitments and Contingencies

The Company has contracts to purchase produce, some of which have variable quantities with minimum and maximum limits. The Company’s minimum commitment under produce purchase contracts totaled $142.3 million at January 1, 2005. The Company’s contracts expire at various times throughout 2005 and 2006. The Company also had outstanding purchase orders for capital projects totaling $2.0 million at January 1, 2005.

From time to time, the Company is involved in legal proceedings and litigation arising in the ordinary course of business. In the opinion of management, the outcome of such proceedings and litigation currently pending will not have a material adverse effect on the Company’s combined financial condition or results of operations.

16. Related-Party Transactions

Sales to Affiliates

The Company sells product to PFG’s Broadline and Customized Distribution divisions for resale. These sales are conducted at arm’s length, in the same manner as sales to third-party customers. Included in net sales in the combined statements of earnings are net sales to affiliates of $13.2 million, $16.4 million and $12.3 million in 2004, 2003 and 2002, respectively. Amounts owed by affiliates and included in accounts receivable, net, in the combined balance sheets were approximately $618,000 and $1.2 million as of January 1, 2005 and January 3, 2004, respectively.

Due to PFG, Net

The amounts recorded in due to PFG, net, and included as current liabilities on the combined balance sheets represent amounts allocated to or from or paid on behalf of the Company in the last fiscal month of each year. These amounts are added to or deducted from the loan payable to PFG, net, in the following month. At January 1, 2005 and January 3, 2004, the amount due to PFG, net, totaled $4.1 million and $3.8 million, respectively.

Fresh-cut Division of Performance Food Group Company

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Loan Payable to PFG, Net

Cash receipts, net of expenditures, of the Company and other amounts, including income taxes receivable/payable, attributable to or from the Company reduce or increase the net amount owed to PFG. The Company owed $364.0 million and $389.2 million to PFG under the loan payable, net, as of January 1, 2005 and January 3, 2004, respectively. Interest is charged on the outstanding borrowings at the prevailing prime interest rate. At January 1, 2005, the prime interest rate was 5.25% per annum. Interest expense on the loan payable to PFG, net, of $19.5 million, $18.8 million and $19.9 million in 2004, 2003 and 2002, respectively, is included in interest expense on the combined statements of earnings. The loan matures on October 31, 2007 (the “Maturity Date”), at which time all outstanding principal, accrued interest and any fees or other charges shall be immediately due and payable. However, the Maturity Date shall be extended for successive one-year periods in the event PFG fails to give notice to the Company that it has elected to not extend the Maturity Date for an additional one-year period prior to January 15 of the calendar year in which the Maturity Date falls. Additionally, the entire outstanding principal balance on this loan, together with any unpaid interest thereon, shall be immediately due and payable in full upon any of the following events (i) a liquidation, dissolution or winding up of the Company; (ii) a consolidation or merger of the Company with or into any other corporation or other entity that is not a subsidiary or affiliate of PFG; or (iii) a sale of all or substantially all of the assets of the Company to any person that is not a subsidiary or affiliate of PFG.

Insurance Programs Administered by PFG

PFG allocates to its subsidiaries costs associated with certain insurance programs that PFG administers and for which PFG procures third-party insurance or self-funds on a pooled basis. The insurance programs for which the related costs are allocated primarily include casualty insurance (automobile liability, workers’ compensation, general liability and property), directors’ and officers’ liability and health insurance. The Company was allocated $23.9 million, $16.1 million and $8.0 million in 2004, 2003 and 2002, respectively, by PFG related to these insurance programs. These amounts are included in the combined statements of earnings and are allocated by PFG using various methodologies, as described below. Had these insurance programs been administered by the Company as a separate entity, the amounts may have been different than those allocated to Fresh Express by PFG. Certain insurance programs administered by PFG are directly attributable to an individual division or subsidiary, such as insurance for aircraft, dental and other benefits, etc. Costs related to these types of insurance programs are charged to the division or subsidiary directly and are not included in the amounts allocated above.

Included within the insurance allocation is coverage related to non-property casualty programs (automobile liability, workers’ compensation and general liability) for which PFG is self-insured up to a certain amount. For the self-insured component, the Company is allocated expense based on its pro-rata portion of PFG’s total historical claims and costs to the total insurance cost to be incurred by PFG. For amounts above the self-insured component, PFG has premium-based policies. The Company is allocated expense based on its pro-rata portion of PFG’s total underlying exposure items (i.e., number and type of vehicles, sales, payroll dollars, etc.) to the total insurance cost to be incurred by PFG.

Also included within the insurance allocation is coverage related to property insurance. The Company is self-insured up to a certain amount. For coverage above the self-insured limit, the Company is allocated expense for coverage based on its pro-rata portion of PFG’s total insured property values to the total insurance cost of PFG.

Also included within the insurance allocation are costs allocated for certain self-insured health insurance programs that PFG administers. The allocation of costs for health insurance coverage to the Company is a direct result of the number of employees participating and the particular coverage type that is elected by those employees. The rate per employee is then charged to the Company based on predetermined amounts established

Fresh-cut Division of Performance Food Group Company

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

by PFG in allocating the total cost of the program to its participating divisions and subsidiaries. Fresh International began participating in PFG’s health insurance programs in January 2003.

Included within accrued expenses in the combined balance sheets are reserves allocated by PFG, including reserves for incurred but not reported claims, related to each of the above insurance programs that contain a self-insured component. The amounts of the reserves allocated by PFG to the Company were primarily based on the Company’s pro-rata portion of all PFG’s affiliates’ allocated costs.

Facility Lease Agreement

One of the Company’s processing/distribution facilities is leased from a former owner of one of the Company’s subsidiaries (the “Former Owner”). Total rent expense for this operating lease was $1.1 million for each of the 2004, 2003 and 2002 years. The lease agreement terminates in 2006; however, the Company has the option to extend the lease for one additional period of five years. The Company also has two equipment leases at this facility with the Former Owner. Total rent expense for these equipment leases was approximately $545,000 in 2004 and $571,000 for each of the 2003 and 2002 years. These lease agreements terminate in 2005 and 2010, respectively.

Audit and Tax Services

PFG allocates to the Company a portion of its annual audit and tax return review costs provided by an independent public accounting firm. The Company was allocated $120,000, $80,000 and $99,000 in 2004, 2003 and 2002, respectively, for these services, which are included within the Company’s combined statements of earnings. This allocation is based on the estimated hours spent by the independent public accounting firm on the Company as a percentage of all PFG’s affiliates in total. If the Company had contracted for these services as a stand-alone entity, the amounts may have been different than those allocated to the Company by PFG.

Dividend to PFG

In connection with the transfer of a logistics business to PFG’s Broadline Distribution affiliate, the Company paid a dividend to PFG in 2002.

Other Related-Party Transactions

The Company participates in various other programs administered by PFG. These programs include, but are not limited to, PFG’s stock-based compensation plans, retirement and savings plans and insurance programs (see Notes 12 and 13).

Corporate Allocation

In addition to the allocation of specific costs discussed above, these combined financial statements include an allocation of PFG’s overhead costs. These overhead costs relate to general management oversight; financial management, including public-company reporting, consolidated tax filings, PFG’s benefit plan administration and consolidated treasury services; and costs to support PFG’s information technology infrastructure. These costs are allocated to the Company based upon estimated utilization, employment levels and other methods PFG’s management believes to be reasonable. The amounts allocated to the Company were $10.0 million, $9.3 million and $7.9 million in 2004, 2003 and 2002, respectively.